Exhibit 12

November , 2017

Federated MDT Large Cap Value Fund

4400 Ericsson Drive

Warrendale, Pennsylvania 15086-7561

Federated MDT Large Cap Value Fund

a series of Federated MDT Equity Trust

4400 Ericsson Drive

Warrendale, Pennsylvania 15086-7561

Federated Clover Value Fund

a series of Federated Equity Funds

4400 Ericsson Drive

Warrendale, Pennsylvania 15086-7561

Re:	Reorganizations to Combine a Massachusetts Business Trust, a Series of a Massachusetts Business Trust and a Series of a Delaware Statutory Trust

Ladies and Gentleman:

Federated MDT Equity Trust, a Delaware statutory trust (“Delaware Trust”), on behalf of its series Federated MDT Large Cap Value Fund (the “Acquiring Fund”), Federated MDT Large Cap Value Fund, a Massachusetts business trust (the “First Acquired Fund”), and Federated Equity Funds, a Massachusetts business trust (“Massachusetts Trust”), on behalf of its series Federated Clover Value Fund (the “Second Acquired Fund”) have requested our opinion as to certain federal income tax consequences of transactions in which the Acquiring Fund will acquire all of the assets of the First Acquired Fund in exchange solely for shares in the Acquiring Fund (“Acquiring Fund Shares”), together with the assumption of certain liabilities of the First Acquired Fund, pursuant to an Agreement and Plan of Reorganization (“First Agreement”) entered into by Delaware Trust, on behalf of the Acquiring Fund, and the First Acquired Fund, on , 2017 (the “First Reorganization”) and in which the Acquiring Fund will acquire all of the assets of the Second Acquired Fund in exchange solely for Acquiring Fund Shares pursuant to an Agreement and Plan of Reorganization (“Second Agreement”) entered into by Delaware Trust, on behalf of the Acquiring Fund, and Massachusetts Trust, on behalf of the Second Acquired Fund, on , 2017 (the “Second Reorganization” and, together with the First Reorganization, the “Reorganizations” and each, a “Reorganization”).[1] Specifically, the Funds have requested our opinion that the consummation of each Reorganization will qualify as a “reorganization” (as defined in section 368(a)).[2]

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated September 18, 2017, regarding the Reorganization (“Proxy Statement”) that was furnished in connection with the solicitation, by the members of Massachusetts Trust’s and the First Acquired Fund’s Boards of Trustees (“Boards”), of proxies for use at special meetings of the First Acquired Fund’s shareholders and of the Second Acquired Fund’s shareholders that were held on November 6, 2017, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund, the First Acquired Fund and the Second Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the applicable Closing Date (as defined in the applicable Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

Based solely on the facts and representations set forth in the reviewed documents and the representations of officers of the Funds, and conditioned on (i) those representations’ being true on the closing date of each Reorganization and (ii) each Reorganization’s being consummated in accordance with the First Agreement or the Second Agreement, as applicable (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganizations is as follows.

1.       The First Reorganization will be a reorganization under section 368(a)(1)(F) of the Code, and the First Acquired Fund and the Acquiring Fund will each be a party to a reorganization under section 368(b) of the Code.

2.       No gain or loss will be recognized by the First Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares, together with the assumption by the Acquiring Fund of certain liabilities of the First Acquired Fund, followed by the distribution of those Acquiring Fund Shares to the First Acquired Fund’s shareholders in liquidation of the First Acquired Fund.

3.       No gain or loss will be recognized by the Acquiring Fund on the receipt of the First Acquired Fund's assets in exchange solely for the Acquiring Fund Shares, together with the assumption by the Acquiring Fund of certain liabilities of the First Acquired Fund.

4.       The basis of the First Acquired Fund's assets in the hands of the Acquiring Fund will be the same as the basis of such assets in the First Acquired Fund's hands immediately prior to the First Reorganization.

5.       The Acquiring Fund's holding period in the assets to be received from the First Acquired Fund will include the First Acquired Fund's holding period in such assets (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period).

6.       The First Acquired Fund’s shareholders will recognize no gain or loss on the exchange of their shares of beneficial interest in the First Acquired Fund (“First Acquired Fund Shares”) for Acquiring Fund Shares in the First Reorganization.

7.       The First Acquired Fund’s shareholders’ aggregate basis in the Acquiring Fund Shares to be received by them will be the same as their aggregate basis in the First Acquired Fund Shares to be surrendered in exchange therefor.

8.       The holding period of the Acquiring Fund Shares to be received by the First Acquired Fund’s shareholders will include the holding period of the First Acquired Fund Shares to be surrendered in exchange therefor, provided those First Acquired Fund Shares were held as capital assets on the date of the First Reorganization.

9.       For purposes of section 381, Acquiring Fund will be treated just as First Acquired Fund would have been treated if there had been no First Reorganization. Accordingly, the First Reorganization will not result in the termination of First Acquired Fund’s taxable year, First Acquired Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no First Reorganization, and the part of First Acquired Fund’s last taxable year that began before the First Reorganization will be included in Acquiring Fund’s first taxable year that ends after the First Reorganization.

10.       The Second Reorganization will be a reorganization under section 368(a)(1)(C) of the Code, and the Second Acquired Fund and the Acquiring Fund will each be a party to a reorganization under section 368(b) of the Code.

11.       No gain or loss will be recognized by the Second Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares, together with the assumption by the Acquiring Fund of certain liabilities of the Second Acquired Fund, followed by the distribution of those Acquiring Fund Shares to the Second Acquired Fund’s shareholders in liquidation of the Second Acquired Fund.

12.       No gain or loss will be recognized by the Acquiring Fund on the receipt of the Second Acquired Fund's assets in exchange solely for the Acquiring Fund Shares, together with the assumption by the Acquiring Fund of certain liabilities of the Second Acquired Fund.

13.       The basis of the Second Acquired Fund's assets in the hands of the Acquiring Fund will be the same as the basis of such assets in the Second Acquired Fund's hands immediately prior to the Second Reorganization.

14.       The Acquiring Fund's holding period in the assets to be received from the Second Acquired Fund will include the Second Acquired Fund's holding period in such assets (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period).

15.       The Second Acquired Fund’s shareholders will recognize no gain or loss on the exchange of their shares of beneficial interest in the Second Acquired Fund (“Second Acquired Fund Shares”) for Acquiring Fund Shares in the Second Reorganization.

16.       The Second Acquired Fund’s shareholders’ aggregate basis in the Acquiring Fund Shares to be received by them will be the same as their aggregate basis in the Second Acquired Fund Shares to be surrendered in exchange therefor.

17.       The holding period of the Acquiring Fund Shares to be received by the Second Acquired Fund’s shareholders will include the holding period of the Second Acquired Fund Shares to be surrendered in exchange therefor, provided those Second Acquired Fund Shares were held as capital assets on the date of the Second Reorganization.

No opinion is expressed as to the effect of the Reorganizations on the Funds or any shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

K&L Gates LLP

[1] Each of the First Acquired Fund, the Second Acquired Fund and the Acquiring Fund is sometimes referred to herein as a “Fund,” and each of the First Agreement and the Second Agreement is sometimes referred to herein as an “Agreement.”

[2] All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).